Consent of Registered Independent Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 30, 2009, with respect to the consolidated financial statements of National Investment Managers, Inc. included in the Annual Report (10-K) for the year ended December 31, 2008.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
July 7, 2009